Patrick M. Fahey Chairman and CEO Frontier Financial Corporation 425-514-0700 Carol E. Wheeler CFO Frontier Financial Corporation 425-514-0700

NEWS RELEASE

For release December 9, 2009

FRONTIER FINANCIAL CORPORATION ANNOUNCES
SPECIAL SHAREHOLDER MEETING

EVERETT, WA – December 9, 2009 – Frontier Financial Corporation (NASDAQ: FTBK) announced that it will hold a special shareholder meeting on Wednesday, January 20, 2010, at Frontier Bank, 332 S.W. Everett Mall Way, Everett, Washington, at 7:00 p.m., local time.  Shareholders will be requested to approve an increase in the total number of shares of common stock that Frontier is authorized to issue from 10 million to 200 million shares.  The 10 million shares of preferred stock which Frontier is currently authorized to issue will remain unchanged.  The availability of these shares of common stock will allow Frontier the capability and flexibility to issue new shares for a variety of purposes, including raising additional capital and increasing the regulatory capital position of Frontier and its subsidiary bank.

About Frontier

Frontier Financial Corporation is a Washington-based financial holding Corporation, providing financial services through its commercial bank subsidiary, Frontier Bank, since 1978.  Frontier Bank offers a wide range of banking and financial services to businesses and individuals in its market area, including trust, cash management, and investment and insurance products.  Frontier operates 47 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, Thurston, and Whatcom counties in Washington and 3 offices in Oregon.  Additional information regarding Frontier Bank and its services can be found at the bank’s website:  www.frontierbank.com.

This press release includes forward-looking statements and Frontier Financial Corporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe Frontier Financial Corporation’s expectations regarding future events, including the Corporation’s ability to attain compliance with certain NASDAQ rules.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely.  Additional information regarding risks and uncertainties is included in Frontier Financial Corporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.  Frontier Financial Corporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.